Exhibit 10.13

netINS Internet Access Service Level Agreement

Overview

netINS Inc. is committed to supporting Customers by providing a high quality reliable network for Internet access. In support of “mission critical” application, netINS provides this guarantee of the availability and packet delivery of its Internet network. The terms and conditions contained in this document provide the Customer a framework for credit based on the guarantees herein.

Service Levels

netINS Inc. provides the following standards as part of its SLA.

netINS Network Availability for an averaged calendar month shall not be less than 99.9%. If the Network Availability is not met in a calendar month, the Customer shall receive a credit equal to one (1) day of the Customer’s monthly recurring Internet Access charge. In addition, for each contiguous hour of SLA enforceable downtime, the Customer shall receive credit equal to one (1) day of the Customer’s monthly recurring Internet Access charge.

The netINS network shall not exceed an average of 1% average packet loss during a calendar month. If the packet loss guarantee is not met, the Customer shall receive a credit equal to one (1) day of the Customer’s monthly recurring Internet Access charge.

Monitoring Methodology

The monitoring of SLA standards is completed by netINS by sending Internet Control Message Protocol (ICMP) echo request packet messages every 1 minute. The packets are analyzed by netINS to determine packet loss and Customer availability.

Credit Procedures

The Customer must contact the Network Control Center to open a ticket requesting a credit. The Customer must provide the following information:

•	Customer Name and Contact Information

•	Type of netINS Internet Connection

•	Brief description of the characteristics of the failed metric

netINS will review all claims within ten (10) business days. The Customer will be notified the outcome of the claim. All applicable credits will be applied to the Customer’s next available invoice following claim approval.

Terms and Conditions

1.	The Customer must be contracted for a minimum of T1 Internet Access with netINS for a term of no less than one year. The Customer must be in good standing with netINS.

2.	One (1) day of credit is defined as 1/30th of the total monthly recurring Internet access charge.

3.	The service levels provided herein do not include failure of telephony access circuits, or failure of Customer premise equipment. Furthermore, the guarantee does not include disruptions due to forces outside of netINS control, including but not limited to: Customer caused outages or disruptions, connectivity due to failure of other Internet Service Providers (ISPs), and force majeure.

4.	Network Availability is described as the capability to forward IP packets to Customer’s router wide area network (WAN) interface.

5.	The monthly recurring Telecommunications Access charges are not included in this guarantee.

6.	The service guarantees do not include scheduled maintenance.

7.	SLA enforceable downtime shall mean a disruption of the capability to forward IP packets to Customer’s router WAN interface. SLA enforceable downtime commences upon the Customer’s opening a ticket with the netINS Network Control Center. The declaration that an outage qualifies as SLA enforceable downtime is at the sole discretion of a netINS authorized representative.

8.	netINS is not responsible to automatically provide credits based on outage, failure, or errors of the SLA monitoring system.

9.	The maximum amount of credit provided by this agreement is fifteen (15) days.

10.	If there are fifteen (15) separate SLA enforceable downtime occurrences within a six (6) month period the customer can terminate the contract with no penalties.

11.	netINS is not responsible for credit due to failures or packet loss caused by congestion on Customer’s Internet access circuit.

DEDICATED INTERNET ACCESS AGREEMENT
4201 Corporate Drive
West Des Moines, IA 50266-5906
Telephone 515.830.0110	Fax 515.830.0552
Business Representative:	Kurt Statton

Organization: Iowa Telecommunications Services

Service Contact: Greg Gray

Service Address: 1020 Main Street

City, State, Zip: Grinnell IA 50112

Telephone #: 641.269.2532

Fax#: 641.236.7838

Comments: New rates for existing PPP DS3

Rates shown take effect upon conversion

Status: Existing Billing Contact: Brian Naaden Billing Address: 115 S Second Ave West City, State, Zip: Newton IA 50208 Telephone#: 641.269.2532 Fax#: 641.236.7838 NPA-NXX: 641-236

Type of Service: 45Mbps PPP DS3 with attached SLA agreement        Date of Contract: 5/19/03

One-Time Service Fees
NetINS Dedicated Access Installation Fee		$
Carrier Circuit Installation Fee			Charged By INS
Equipment Costs (Please See Quote # )		$

Total One-Time Service Fees			$0

	☐ Monthly	☒ 2 Year
Monthly Recurring Fees
NetINS Dedicated Access Port Fee	$16,800.00		$11,425.00
Carrier Circuit Monthly Fee	Charged By INS		Charqed By INS

Total Monthly Recurring Fees	$16,800.00		$11,425.00

Quoted contract prices valid 30 days from issue date. Delivery of service will be at minimum two weeks from receipt of signed contract by netINS. If an earlier delivery is required, order may be expedited for additional costs pending available facility of Carrier. NetINS may require a security deposit in the minimum amount of two (2) times the estimated Monthly Recurring Fees and Installation Fees. Purchase Orders must include Total One-Time Service Fees and 1st Month Total Recurring Fees. One-Time Service Fees and 1st Month Total Recurring Fees are payable at the time of service activation. Subsequent monthly invoices equal Total Monthly Recurring Fees. Monthly netINS service fees will be billed in advance. All circuit charges are estimates, actual circuit charges will be used for invoicing. The term of this contract begins upon activation of service. At the conclusion of a Term Commitment, this agreement shall continue in effect on a month-to-month basis at the same prices in effect during the previous term.

Payment:

☐	Purchase Order Number (Please return PO with this form)

☐	Credit Card -Please complete following information

☐	One-Time Fees

☐	Monthly Recurring Fees

☐	Equipment Invoice (From Great Plains)

Card Type: ☐ VISA ☐ MasterCard

Name as it appears on card:

Card Number:                                         Expiration Date:     /     /

I authorize netINS to process a charge to my VISA/MasterCard account for those charges listed above. This authorization is valid until revoked in writing.

Credit Card Authorized Signature:	Date: / /

Internal Use Only:	Networking	Accounting

Terms and Conditions

1. NetINS, Inc (netINS) exercises no control whatsoever over the content of the information passing through it’s network. NetINS makes no warranties of any kind, whether express or Implied, for the service it is providing. NetINS also disclaims any warranty of merchantability or fitness for a particular purpose. NetINS will not be responsible for any damage you may suffer. This includes loss of data resulting from delays, nondeliveries, misdeliveries, or service interruptions caused by its own negligence or your errors or omissions. Use of any information obtained via netINS’ network is at your own risk. NetINS specifically denies any responsibility for the accuracy or quality of information through its services.

2. NetINS’ network may only be used for lawful purposes. Transmission of any material in violation of any US or state regulation is prohibited. This includes, but is not limited to; copyrighted material, material judged to be threatening or obscene or material protected by trade secret. You agree to indemnify and hold harmless netINS from any claims resulting from your use of the service or the use of the service by any of your customers or others throughout your chain of distribution, including end users, which damages another party.

3. Payment is due 30 days after the date of invoice. Accounts are in default if payment is not received within 30 days after date of invoice. If your payment is returned unpaid you are immediately in default and subject to a returned check charge of $25. Accounts unpaid after 30 days after date of invoice may have their service interrupted. Such interruption does not relieve you from the obligation to pay the monthly charge. Only a written request to terminate your service provided to netINS relieves you of your obligation to pay the monthly account charge. Such written notice must be received by netINS at least 60 days in advance of specific requested disconnect date. If you have a Term Commitment, there will be cancellation charges for early termination. Accounts in default are subject to an interest charge of 1% per month on the outstanding balance. If your state law does not allow an interest rate of 1% per month, the maximum allowable rate for your state will be charged. If you default, you agree to pay netINS its reasonable expenses, including attorney and collection agency fees incurred in enforcing its rights under these Terms and Conditions.

4. Billing for your netINS service will normally commence when the circuit is complete. Service is invoiced monthly in advance. In the event of early termination of a Term Commitment, customer will be required to pay (a) 100% of netINS’s Port Fee for each month remaining in the 1st year of the Term Commitment and (b) 75% of netINS’s Port Fee for each month remaining in the 2nd year of the Term Commitment and (c) early termination penalties (if any) imposed by the telco line provider. NetINS reserves the right to change the rates by notifying you 60 days in advance of the effective date of the change.

5. Under a two-year contact, the term of this contract shall begin upon activation of service. If additional bandwidth is required, an addendum will be attached to this contract. Additional bandwidth does not require a new two-year contract. If less bandwidth (below original contracted amount) is required, a new contract must be signed.

6. This Agreement allows for resale of dedicated and dial-up Internet services to third parties that are not a part of this agreement. NetINS provides support directly to the reseller only, you are wholly responsible for servicing and supporting your customers. Some resellers may be required to use BGP routing to netINS’ network. NetINS will route traffic to all networks to which we maintain direct connections.

7. The service point at which netINS provisioned network facilities meet your provisioned network facilities shall constitute the netINS service demark. All network and equipment beyond the netINS service demark, including your customer networks and facilities, is your sole responsibility.

8. Without prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign this Agreement or the performance of its obligations under this agreement.

9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa applicable to contracts to be performed entirely within the State except as otherwise expressly provided in this Agreement.

10. These Terms and Conditions, in conjunction with the provisions of the “Internet Reseller Agreement,” supersede all previous representations, understandings or agreements and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Use of netINS’ network constitutes acceptance of these Terms and Conditions.

After reading the above Terms and Conditions, please complete the following information to indicate acceptance of the netINS Dedicated Internet Access Agreement.

Length of Term: ☐ Month to Month ☐ 2 Year

Company Name:	Iowa Telecom	Technical Contact:	Rob SatterField
Company Contact:	Dennis R. Kilburg	Technical Phone #:	641-269-2771

Contact Signature:		Date of Signature:	6-2-03

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